Exhibit 10.2
TERM LOAN NOTE

$18,000,000	Suffolk County, New York April 7, 2011
     FOR VALUE RECEIVED, GLOBECOMM SYSTEMS INC., a Delaware corporation (the “Company”) promises to pay to the order of CITIBANK, N.A. (the “Bank”), on or before the April 1, 2016 (the “Term Loan Maturity Date”), the principal amount of EIGHTEEN MILLION ($18,000,000) DOLLARS, in sixty (60) consecutive monthly installments of $300,000 each, to be paid on the 1st day of each month, commencing May 1, 2011, provided the final installment on the Term Loan Maturity Date shall be in an amount equal to the remaining principal amount outstanding on the Term Loan Maturity Date. The Company also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement referred to below.
     This Note is one of the “Term Loan Notes” issued pursuant to and entitled to the benefits of the Credit Agreement dated as of March 11, 2009 by and between the Company and the Bank (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”), to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
     Each of the Bank and any subsequent holder shall record the date, Type and amount of each Term Loan and the date and amount of each payment or prepayment of principal of each Term Loan on the grid schedule annexed to this Note; provided, however, that the failure of the Bank or any holder to set forth such Term Loan, payments and other information on the attached grid schedule shall not in any manner affect the obligation of the Company to repay the Term Loan made by the Bank in accordance with the terms of this Note or credit the Company for payments made.
     This Note is subject to optional and mandatory prepayment pursuant to Section 3.03 of the Credit Agreement.
     Upon the occurrence and during the continuance of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds at the office of the Bank, located at 730 Veterans Memorial Highway, Hauppauge, New York 11788 or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.
     No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, according to the terms described herein and in the Credit Agreement, and in the currency herein prescribed.
     The Company waives presentment, protest, demand, and notice of any kind in connection with this Note.

     THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
     IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place first above written.

GLOBECOMM SYSTEMS INC.
By:	/s/ David E. Hershberg
	Name:	David E. Hershberg
	Title:	Chairman

SCHEDULE

Date	Principal		Amount of	Notation
of	Amount of	Interest	Principal	Made
Loan	Loan	Rate	Paid	By

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